Exhibit (a)(1)(vii)
     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MAY 12, 2006 AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENT, SUPPLEMENT OR OTHER MODIFICATION THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, IN OUR DISCRETION, TAKE SUCH ACTION AS WE MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF US BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.
Notice of Offer to Purchase For Cash
All Issued Ordinary Shares
of
PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)
at
US$8.25 Net Per Share
by
MEDIARING LTD
(Singapore company registration no. 199304568R)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JUNE 12, 2006, UNLESS THE OFFER IS EXTENDED.
     MediaRing Ltd, a Singapore company listed on the Singapore stock exchange (“MediaRing”), is offering to purchase all issued ordinary shares of Pacific Internet Limited (the “Shares”), a Singapore company (the “Company”), at a price of US$8.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). Terms defined in the Offer to Purchase shall, unless otherwise defined herein, have the same meaning when used in this announcement.
     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE TENDER OF A SUFFICIENT NUMBER OF SHARES SUCH THAT MEDIARING WOULD OWN (INCLUDING SHARES IT CURRENTLY OWNS) MORE THAN 50% OF THE ISSUED SHARES OF THE COMPANY AS OF THE FINAL EXPIRATION OF THE OFFER (INCLUDING SHARES ISSUED OR TO BE ISSUED PURSUANT TO OPTIONS VALIDLY EXERCISED ON OR BEFORE THE FINAL EXPIRATION DATE) (THE “MINIMUM TENDER CONDITION”). UNDER THE SINGAPORE CODE ON TAKEOVERS AND MERGERS (THE “SINGAPORE CODE”), MEDIARING IS NOT PERMITTED TO WAIVE THE MINIMUM TENDER CONDITION AND THE OFFER WILL NOT SUCCESSFULLY CLOSE UNLESS THIS CONDITION IS SATISFIED. THE OFFER IS SUBJECT TO OTHER CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.
     Other than the Minimum Tender Condition, the conditions to the Offer may be waived, in whole or in part, by MediaRing. The Offer is not subject to any financing condition.
     The purpose of the Offer is to acquire control of the Company and as many issued Shares as possible as a first step in acquiring all issued Shares of the Company not owned by MediaRing. If the Minimum Tender Condition is satisfied and the Offer is successful, the Company will become a subsidiary of MediaRing, and MediaRing intends, when circumstances permit, to de-list the Company from the Nasdaq National Market and terminate the Company’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, the Shares would no longer trade on the Nasdaq National Market and the Company would no longer file reports with the U.S. Securities and Exchange Commission.
     If the Offer is successful and MediaRing purchases, either pursuant to the Offer or on the open market within four months following the commencement of the Offer, at least 90% of the issued voting Shares, other than those already owned by MediaRing, its related corporations or respective nominees, MediaRing intends to exercise its right under the Singapore Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those Shares not previously tendered, at the same purchase price (without interest) as the price for the Shares purchased in the Offer.

     THE COMPANY’S BOARD OF DIRECTORS HAS NOT YET MADE ANY RECOMMENDATION CONCERNING THE OFFER.
     Any shareholder desiring to tender all or any portion of its Shares should, as applicable, (1) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered Shares and any other required documents to Mellon Investor Services LLC, the Depositary for the Offer, at the address listed on the back cover of the Offer to Purchase or (2) deliver the tendered Shares and either a Letter of Transmittal or Agent’s Message pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Shares as the registered shareholder using one of the methods set forth above. A shareholder who desires to tender Shares and whose certificate(s) for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in the Offer to Purchase.
     Tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will MediaRing pay interest on the offer price of the tendered Shares, regardless of any extension of the Offering Period (as defined below) or any delay in making such payment.
     For U.S. taxpayers, the receipt of cash in exchange for Shares pursuant to the Offer or the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes and may be subject to backup withholding, depending on the shareholder’s circumstances.
     The Offer will expire at 12:00 midnight, New York City time, on June 12, 2006, unless MediaRing extends the Offer. The period from the commencement of the Offer until 12:00 midnight, New York City time, on June 12, 2006, or as such as may be extended, is referred to as the “Offering Period.” MediaRing would announce an extension of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the Offer. MediaRing may extend the Offer more than once; however, under the Singapore Code, the Offer must expire not later than 3:30 p.m., New York City time, on the 60th calendar day following the date of commencement of the Offer, or July 11, 2006, and all conditions must be satisfied or waived, or the Offer must lapse or be terminated on that date, provided that MediaRing may extend the Offering Period beyond such date with the permission of the Singapore Securities Industry Council.
     Subsequent to the expiration of the Offer and the purchase of all Shares tendered, MediaRing may at its discretion provide a subsequent offering period of at least 14 calendar days but not more than 20 business days. During a subsequent offering period, shareholders who did not tender their Shares during the Offering Period may tender their Shares and receive the offer consideration. MediaRing would announce a subsequent offering period no later than 9:00 a.m., New York City time, on the next business day following the final expiration of the Offer. All conditions must be satisfied or waived prior to the commencement of any subsequent offering period. A subsequent offering period may extend beyond July 11, 2006.
     Pursuant to the Singapore Code, the Company has provided MediaRing with its shareholder list for the purpose of dispatching the Offer to Purchase to registered holders of Shares. MediaRing will dispatch the Offer to Purchase and the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
     Tenders of Shares made pursuant to the Offer are irrevocable except that tenders may be withdrawn at any time on or prior to expiration of the Offer and, unless already accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 11, 2006. There will be no withdrawal rights during any subsequent offering period. For a withdrawal to be effective, shareholders (or their broker or nominee if their Shares are held in “street name”) must mail, deliver or fax a written notice of withdrawal to the Depositary at the address or fax number listed on the back cover of the Offer to Purchase on or prior to the expiration of the Offer, and the notice must include the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates.

     The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.
     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
     Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, and other related materials, may be directed to the Information Agent for the Offer as set forth below, and copies will be furnished promptly at MediaRing’s expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.
THE INFORMATION AGENT FOR THE OFFER IS:
D. F. KING & CO., INC.
48 Wall Street
New York, New York 10005
Call Toll Free: 1 (888) 567-1626
Banks and Brokers Call: 1 (212) 269-5550
May 12, 2006